Exhibit 10.49

NOTICE:	YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT

CONFIDENTIAL SEPARATION AGREEMENT, WAIVER AND RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT, WAIVER AND RELEASE (the “Agreement”) is made by and between Vireo Health, Inc., a Delaware corporation (together with any predecessor employers and current or former joint employers and the parent, subsidiary and affiliated companies of each of the foregoing, the “Company”), and John Heller (“Employee” and, together with his heirs, executors, administrators, successors, and assigns the “Releasors”).

RECITALS

WHEREAS, Employee is employed by the Company as Chief Financial Officer, pursuant to an Employment Agreement dated December 1, 2020 (the “Original Agreement”), as amended by a First Amendment to Employment Agreement dated as of February 2, 2022, a Second Amendment to Employment Agreement dated December 14, 2022, and a Third Amendment to Employment Agreement dated June 7, 2023 (collectively with the Original Agreement, the “Employment Agreement”); and

WHEREAS, the Company and Employee have mutually agreed to separate Employee’s employment; and

WHEREAS, the Company has agreed to provide certain post-separation benefits to Employee notwithstanding the terms of the Employment Agreement; and

WHEREAS, Employee and the Company desire to separate on an amicable basis and to resolve and settle any potential or actual claims or disputes between them.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, Employee and the Company hereby agree as follows:

1.Last Day of Employment. Employee hereby resigns his position as Chief Financial Officer of the Company, effective at 5:00 pm Central Time on September 29, 2023 (the “Separation Date”). The Company accepts such resignation.

2.Compensation on and After Termination. On the Separation Date, or if permitted by applicable law, on the next regular payroll date following the Separation Date, the Company will pay Employee’s wages earned through the Separation Date, less applicable taxes and withholding. Employee is entitled to no other wages, commissions, PTO, sick pay, bonuses, benefits or other compensation.

3.Separation Benefits. Notwithstanding the provisions of the Employment Agreement, provided that Employee duly executes and delivers, and does not subsequently revoke acceptance of, this Agreement, Company agrees to provide the following additional benefits to Employee:

a.	The Company agrees to make lump-sum payment of $100,000.00 (the “Separation Payment”) to Employee in consideration of the releases contained in Section 6 of this Agreement and other undertakings and covenants by Employee hereunder. The Separation Payment will be due within thirty (30) days after the Effective Date (hereinafter defined), if such date occurs; and

b.	As approved by a consent resolution of the Board on September 22, 2023, Goodness Growth Holdings, Inc., a British Columbia corporation and the Company’s parent company (“Parent”), has agreed to permit the vesting of 328,735 stock options granted by Parent to Employee pursuant to a Stock Option Agreement dated June 7, 2023, with an exercise price of US$0.1757 per subordinate voting share and an expiration date of June 6, 2033, on the Effective Date, which stock options would otherwise have lapsed but for the application of this paragraph.

As a condition of receiving the financial and other benefits set forth in this Section 3, Employee is delivering the releases of claims set forth in Section 6 of this Agreement.

4.No Consideration Absent Execution of this Agreement and No Revocation.

Employee understands and agrees that Employee is not otherwise owed and would not receive the payments specified in Section 3 above, except for Employee’s execution of this Agreement and strict fulfillment of the promises contained herein.

5.Employee Representations

Employee specifically represents, warrants, and confirms that Employee:

(a)has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency;

(b)has not made any claims or allegations to the Company related to sexual harassment or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse;

(c)has received all salary, wages, commissions, bonuses, and other compensation due to Employee, with the exception of Employee's final payroll check for salary through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date;

(d) has not suffered any known injuries or occupational diseases during the time he/she has provided services to the Company; and

(e)has not engaged in and is not aware of any unlawful conduct relating to the business of Company, excepting only any violations of the Controlled Substances Act and related regulations related to the cultivation, processing and/or distribution of marijuana.

6.General Release, Claims Not Released and Related Provisions

a.General Release of All Claims. In exchange for the consideration provided under this Agreement, Employee, on his own behalf and on behalf of the Releasors, knowingly and voluntarily releases and forever discharges, to the fullest extent permitted by law, the Company and its related entities, parent companies, owners, members, managers, affiliates, subsidiaries, divisions, predecessors, insurers and reinsurers, successors and assigns, and the current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, all of whom are intended third-party beneficiaries of this Agreement (collectively referred to throughout the remainder of this Agreement as the “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against any of the Releasees as of the date of execution of this Agreement, including, but not limited to, those arising, directly or indirectly, out of (a) any promise, agreement, offer letter, contract, or understanding (including the Employment Agreement), (b) common or tort law, or (c) the laws, statutes, and/or regulations of the State of Minnesota, any other state, any local entity, or the United States, including, but not limited to, each of the following, as the same may have been amended from time to time:

●	Any federal, state or local law, rule, regulation, or ordinance;
●	Any public policy, contract, tort, or common law;
●	The Age Discrimination in Employment Act, as amended;
●	Title VII of the Civil Rights Act of 1964, as amended;
●	The Civil Rights Act of 1991;
●	The Lily Ledbetter Fair Pay Act of 2009;
●	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan), including any claims for benefits under the Company’s health insurance plans;
●	The Immigration Reform and Control Act;
●	The Americans with Disabilities Act of 1990;
●	The Fair Credit Reporting Act;
●	The Sarbanes-Oxley Act of 2002;
●	The Occupational Safety and Health Act;
●	The Equal Pay Act;
●	The Fair Labor Standards Act;
●	The Immigration Reform and Control Act;
●	The Family Medical Leave Act of 1993;
●	The Workers Adjustment and Retraining Notification Act;
●	The Federal False Claims Act;
●	The Minnesota Human Rights Act;
●	The Minnesota Equal Pay for Equal Work Law;

●	The Minnesota Termination of Sales Representatives Act;
●	The Minnesota Whistleblower Act;
●	The Minnesota Whistleblower Protection Laws;
●	The Minnesota Parental Leave Act; and
●	Any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

Each of the above shall include, in each instance, any amendments and respective implementing regulations. The identification of specific statutes is for purposes of example only and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

For purposes of clarity, nothing in this section will prevent or impede the Releasors from asserting any defenses to claims made against Employee by the Company.

b.Specific Release of ADEA Claims.

In further consideration of the payments and benefits provided to Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time through the date of Employee's execution of this Agreement arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations. By signing this Agreement, Employee hereby acknowledges and confirms that:

(i) Employee has read this Agreement in its entirety and understands all of its terms;

(ii) by this Agreement, Employee has been advised in writing to consult with an attorney of Employee's choosing and has consulted with counsel if and to the extent Employee believed was necessary before signing this Agreement;

(iii) Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv) Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled;

(v) Employee was given at least forty-five (45) days to consider the terms of this Agreement and consult with an attorney of Employee's choice, although Employee may sign it sooner if desired and any subsequent changes to this Agreement, whether material or immaterial, do not restart the running of the 45-day period;

(vi) Employee understands that Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Michael Schroeder, General Counsel, Vireo Health, Inc., 207 South Ninth Street, Minneapolis MN 55402, email: michaelschroeder@vireohealth.com by email or overnight delivery before the end of this seven-day period; and

(vii) Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after Employee signs this Agreement.

c.Rights Not Waived. Employee is not waiving any rights Employee may have to: (a) pursue claims which by law cannot be waived by signing this Agreement; (b) exercise any rights Employee might have under the National Labor Relations Act, 29 U.S.C. §§ 151-169, as amended, or any rules or regulations promulgated thereunder; (c) enforce this Agreement; and/or (d) challenge the validity of this Agreement.

d.Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

e.Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, the Releasors waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim to which the Company or any other Releasee identified in this Agreement is a party.

7.Restrictions on the Use of Information Obtained during the Course of Employee’s Relationship with the Company. During the course of Employee’s relationship with the Company, Employee has been given access to the Company’s Confidential Information (as defined below) for his/her use solely in connection with the services provided to the Company. For purposes of this provision, “Confidential Information” means proprietary information that the Company has developed or possessed, with or without the assistance of Employee, which is not generally known in the industry, is not part of the public domain, and is information that Employee has reason to know is, or that the Company has maintained or designated as, confidential, proprietary, competitively sensitive or commercially valuable.

Employee will not, directly or indirectly, disclose or use for Employee’s own benefit or the benefit of any third-party, or allow the disclosure or use of, any Confidential Information by another person or entity, except if required by law.

8.Effective Date. This Agreement shall not become effective until the eighth (8th) day after/day Employee signs, without revoking, this Agreement ("Effective Date"). No payments due to Employee under this Agreement shall be made or begin before the Effective Date.

9.Assignment and Ownership of Intellectual Property. Employee acknowledges and agrees that the Company shall retain ownership of any content, data or information provided by the Company, respectively, to Employee in any format, and any trademarks, copyrights, patents, trade secrets or other intellectual property of the Company, respectively, whenever developed (the “Intellectual Property”), including, but not limited to, any Intellectual Property created by, or incorporated by, Employee into the materials or work product produced during Employee’s time as an employee of the Company. Employee hereby irrevocably assigns to the Company all Intellectual Property and the Company retains exclusive rights to the Intellectual Property developed by Employee during the period Employee performed services for the Company. The entire copyright and all other intellectual property rights of any nature in the materials and work product produced by Employee pursuant to the Agreement are and shall remain the sole and exclusive property of the Company. Employee shall execute any documents evidencing the assignments by Employee and retention of ownership by the Company as the Company may request at any time.

10.Non-Disparagement. Employee agrees and covenants that Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning Company or its businesses, or any of its employees, officers, or directors, now or in the future. Should the Company be contacted regarding Employee by any prospective employer, the Company shall provide dates of employment and job title only.

This Section does not in any way restrict or impede Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

11.Confidentiality of Agreement. Employee agrees and covenants that Employee shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that Employee will not be prohibited from making disclosures to Employee's spouse or domestic partner, attorney, tax advisors, or as may be required by law.

This Section does not in any way restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

To the extent to any conflict between this Agreement and any other agreement confidentiality between the parties, the terms of this Agreement shall prevail.

12.Remedies. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

If Employee fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, or if Employee revokes the ADEA release contained in Section 4 within the seven-day revocation period, the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

13.	Successors and Assigns.

(a) Assignment by the Company. The Company may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(b) No Assignment by Employee. Employee may not assign this Agreement in whole or in part. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment.

14.Return of Property. Employee affirms that Employee has returned all of the Company’s property and equipment and/or documents (including paper and electronic versions), of any confidential information in Employee’s possession or control except as may be required to perform any other services for the Company as an independent contractor.

15.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Minnesota without regard to its conflict of laws provisions. In the event of a breach of any provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach in the District Court, Hennepin County. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and should such provision be unable to be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

16.Non-admission of Wrongdoing. Employee and the Company agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company or Employee of wrongdoing or evidence of any liability or unlawful conduct of any kind.

17.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

18.Entire Agreement. This Agreement, together with such confidentiality and/or restrictive covenant agreements heretofore executed by Employee to which Employee remains bound, sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Employee acknowledges that he/she has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, any rights that Employee may have under Sections 1 and 2 of the First Amendment to Employment Agreement, dated as of February 2, 2022, between Employee and the Company, remain in effect. For clarity, all vesting of incentive stock options and restricted stock units received from the Company or its predecessors ceases on the Separation Date, except as may be expressly set forth in Section 3 hereof.

The Parties knowingly and voluntarily sign this Confidential Separation Agreement, Waiver and Release as of the date(s) set forth below:

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